Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2019 THIRD QUARTER RESULTS

NEW YORK, NY – October 30, 2019 – Medallion Financial Corp. (Nasdaq: MFIN, “Medallion” or the “Company”), is a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2019 third quarter results.

2019 Third Quarter Highlights

•	Net income was $5.0 million, or $0.20 per share, compared to a net loss of $4.7 million, or $0.19 per share, in the prior year period

•	Cash flow from operations increased to $21.8 million in the 2019 third quarter from $19.3 million in the second quarter and $16.1 million in the first quarter of this year

•	Net interest income was $25.4 million, primarily reflective of the contributions of the consumer lending segments

•	Net interest margin was 8.71% in the 2019 third quarter, up from 7.94% in the year ago quarter, reflecting the greater contribution of the higher yielding consumer and commercial segments

•	Net interest margin for the recreation segment was 13.25% and 7.07% for the home improvement segment, continuing their strong performance

•

Net income from Medallion’s consumer and commercial segments totaled $10.0 million in the quarter, compared to $7.7 million in the second quarter and $7.0 million in the first quarter of this year, and $13.1 million in the 2018 third quarter which included a one-time gain of sale of $5.2 million

•	Net consumer loans grew 21% year-to-date

•	The total interest yield on the Company’s portfolio was 11.87% in the 2019 third quarter

•	Medallion loan exposure continued to be reduced, with the net portfolio now at $112.0 million at quarter end, down 28% year-to-date

•	Provision for medallion loan losses was $1.9 million in the 2019 third quarter, compared to $13.3 million in the prior year period

Andrew Murstein, President of Medallion, stated, “This was clearly one of the best quarters we have had in quite some time. Our consumer segments had a record third quarter as Medallion Bank continued to deliver for the Company, while our commercial segment is showing steady growth while also contributing to the Company’s earnings. Performance at Medallion Bank through the 2019 third quarter showed continued strength, recording the most profitable quarter since the inception of the Bank, excluding one quarter which included a loan sale, resulting in the Bank recording net income this quarter of $9.3 million. As our primary businesses advance forward, and our medallion exposure declines, we continue to build and increase shareholder value. Our strategy on growing these divisions while decreasing our medallion exposure is still our main focus. Loan origination from the consumer segments has been robust as seen through the portfolio growth in the first nine months of the year. We recorded a strong net interest margin of 8.71% in the third quarter, an improvement from 8.46% last quarter, and the Bank’s Tier 1 leverage ratio was 15.91% at the end of the third quarter. Medallion Capital, the lead driver in our commercial lending segment, had $41.8 million in capital, while Medallion Bank had $180.3 million in capital.”

Larry Hall, Chief Financial Officer, stated, “The medallion portfolio remains at the lowest level since we went public in 1996, and we are hopeful that any future medallion losses we incur will be less severe than what we have recorded in past. Though we saw a shift in medallion delinquencies over 30 days from the second quarter to the third, it is important to note that subsequent to quarter end, one large relationship totaling $17 million became current and is no longer delinquent. We also saw 90 day delinquencies and losses drop significantly. The net portfolio stood at just 7% of total assets at the end of the third quarter. As of September 30, 2019, the Company and its subsidiaries had an estimated $87.4 million of net operating loss carryforwards. This is primarily a result of all of the medallion write offs we have had the past few years.”

“Additionally, the Company extended the terms of its stock repurchase program previously authorized by its Board of Directors, of which up to $22,874,509 of shares remain authorized for repurchase under the program. While we do not currently anticipate repurchasing shares under the program, we feel that it is prudent to have the program available to us.”

Consumer Lending Segments

Medallion’s net consumer lending portfolio as of September 30, 2019 was $919.0 million, compared to $741.8 million at the end of the prior year period. Net interest income for the third quarter was $26.4 million, compared to $25.0 million in the prior year period. The average interest rate on the portfolio was 14.67%, compared to 15.18% in the prior year period. Consumer loan delinquencies over 90 days past due as of September 30, 2019 were 0.51%, compared to 0.46% in the prior year period.

Commercial Lending Segment

The Company’s net commercial lending portfolio as of September 30, 2019 was $64.6 million, compared to $60.4 million at the end of the second quarter and $51.2 million at the end of the first quarter of this year. The yield on the portfolio was 11.09%, compared to 12.33% in the prior year period. Net income for the third quarter was $0.986 million. Net commercial loans grew 8% year-to-date.

Medallion Lending Segment

The Company’s net medallion lending portfolio as of September 30, 2019 was $112.0 million, compared to $155.9 million at year end, a 28% decrease. The average interest rate on the medallion portfolio was 4.25% compared to 4.35% a year ago. Total medallion delinquencies over 90 days were $3.2 million as of September 30, 2019, compared to $10.3 million in the prior year period. Total medallion delinquencies over 30 days were $36.0 million as of September 30, 2019, compared to $26.3 million in the prior year period. Medallion provision for loan losses was $1.9 million in the quarter, compared to $13.3 million in the 2018 third quarter. Medallion loans comprised 10% of the Company’s net loans receivable as of September 30, 2019, compared to 16% at year end.

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Conference Call Information

The Company will be hosting a conference call to discuss the third quarter financial results on Thursday, October 31, 2019 at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on our website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Thursday, November 7, 2019, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13695445. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $8.4 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2018 Annual Report on Form 10-K and its other filings with the SEC.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,
(Dollars in thousands, except per share data)	2019	2018
Total interest income	$34,640	$33,152
Total interest expense	9,225	8,887

Net interest income	25,415	24,265

Provision for loan losses	8,337	18,205

Net interest income after provision for loan losses	17,078	6,060

Other income (loss)
Sponsorship and race winnings	7,940	5,371
Change in collateral value on loans in process of foreclosure	(113)	(1,265)
Gain on sale of loans	—	5,488
Other income	1,047	(153)

Total other income	8,874	9,441

Other expenses
Salaries and employee benefits	6,795	5,999
Race team related expenses	2,663	2,876
Professional fees	2,277	3,951
Collection costs	1,698	1,381
Loan servicing fees	1,364	1,185
Other expenses	3,555	4,072

Total other expenses	18,352	19,464

Income (loss) before income taxes	7,600	(3,963)
Income tax (provision) benefit	(165)	117

Net income (loss) after taxes	7,435	(3,846)
Less: income attributable to the non-controlling interest	2,460	851

Total net income (loss) attributable to Medallion Financial Corp.	$4,975	$(4,697)

Basic net income(loss) per share	$0.20	$(0.19)
Diluted net income(loss) per share	0.20	(0.19)

Weighted average common shares outstanding
Basic	24,361,680	24,235,242
Diluted	24,607,167	24,235,242

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(Dollars in thousands, except share and per share data)	September 30, 2019	December 31, 2018
Assets
Cash and federal funds sold	$55,015	$57,713
Equity investments and investment securities	57,302	54,521
Loans	1,142,282	1,017,882
Allowance for losses	(43,113)	(36,395)

Net loans receivable	1,099,169	981,487

Loan collateral in process of foreclosure	53,539	49,495
Goodwill and intangible assets	203,701	204,785
Other assets	51,028	33,845

Total assets	1,519,754	1,381,846

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$22,162	$22,641
Deposits	962,987	848,040
Short-term borrowings	42,503	55,178
Deferred tax liabilities and other tax payables	5,597	6,973
Operating lease liabilities	12,090	—
Long-term debt	181,625	158,810

Total liabilities	1,226,964	1,091,642

Commitments and contingencies.

Total stockholders’ equity	263,486	262,608

Non-controlling interest in consolidated subsidiaries	29,304	27,596

Total equity	292,790	290,204

Total liabilities and equity	$1,519,754	$1,381,846

Number of shares outstanding	24,609,296	24,434,357
Book value per share	$10.71	$10.75

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